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                                                                  Exhibit (c)(5)


                            INDEMNIFICATION AGREEMENT


      This INDEMNIFICATION AGREEMENT (this "Agreement") is effective as of June 30, 1999, by and among John A. Koehler ("Indemnitor") and Equant N.V., Equant Holdings U.S., Inc. and Equant Acquisition Corp. (each, an "Indemnified Party" and collectively, the "Indemnified Parties").

      WHEREAS, simultaneously with the execution of this Agreement, the Indemnified Parties are entering into that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") among the Indemnified Parties and TechForce Corporation (the "Company"); and

      WHEREAS, it is a condition to the Indemnified Parties entering into the Merger Agreement that Indemnitor enter into this Agreement with the Indemnified Parties;

      NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1. Definitions: Capitalized terms used, but not defined herein, shall have the meanings ascribed thereto in the Merger Agreement.

2.    Indemnification:

      2.1 Duty to Indemnify. Notwithstanding the provisions of Section 9.1 of the Merger Agreement regarding the non-survival of the Company's representations and warranties contained in the Merger Agreement, Indemnitor agrees as follows:

            (a) To indemnify, defend and hold harmless each Indemnified Party and their affiliates (including any officer, director, stockholder, partner, member, employee, agent or representative of any thereof) (each a "Parent Affiliate") to the extent provided in Section 2.5 from and against all assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable fees and expenses of legal counsel chosen by any Indemnified Party or Parent Affiliate (collectively, "Damages"), imposed upon or incurred by any Indemnified Party or any Parent Affiliate arising out of or in connection with or resulting from (i) any breach of any representation or warranty of the Company if, at the time such representation or warranty was made, it was made fraudulently and Indemnitor had actual knowledge of such fraud, or (ii) nonfulfillment, at any time prior to the consummation of the Offer, of any covenant or agreement by the Company if, at the time such covenant was given, it was given with the fraudulent intent that it never be performed and Indemnitor had actual knowledge of such fraudulent intent, in each case contained in or made pursuant to the Merger Agreement or any Schedule thereto, or any certificate furnished or to be furnished to any Indemnified Party thereunder.
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            (b) The Indemnitor shall, to the extent provided herein, reimburse an Indemnified Party promptly after delivery of an Indemnification Notice (defined below) certifying that the Indemnified Party has incurred Damages after compliance with the terms of this Section 2; provided that the Indemnitor shall have the right to contest any such Damages in good faith.

            (c) Notwithstanding anything herein to the contrary, Indemnitor shall have no indemnification obligations hereunder unless the Indemnified Parties have consummated the Merger.

      2.2 Notice of Damages. An Indemnified Party will give the Indemnitor prompt notice (hereinafter, the "Indemnification Notice") of any demands, claims, actions or causes of action (collectively, "Claims") asserted against the Indemnified Party. Failure to give such notice shall not relieve the Indemnitor of any obligations which the Indemnitor may have to the Indemnified Party under this Section 2, except to the extent that such failure has materially adversely prejudiced the Indemnitor under the provisions for indemnification contained in this Agreement.

      2.3 Conditions of Indemnification of Third Party Claims. The obligations and liabilities of Indemnitor under Section 2.1 hereof with respect to Damages resulting from Claims by persons not party to the Merger Agreement shall be subject to the following terms and conditions:

            (a) The Indemnified Parties will have the right (upon further notice to the Indemnitor) to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor, subject to the right of the Indemnitor to participate in the defense of such Claim pursuant to the terms of paragraph (b) of this Section 2.3 at any time prior to settlement, compromise or final determination thereof.

            (b) After delivery of an Indemnification Notice in respect of a Claim and subject to paragraph (c) of this Section 2.3, the Indemnitor may elect, by written notice to the Indemnified Party, to participate in the defense thereof with counsel reasonably satisfactory to the Indemnified Party. If the Indemnitor chooses to participate in the defense of any claim, the Indemnified Party shall cooperate with all reasonable requests of the Indemnitor and shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense.

            (c) The Indemnitor shall not, without written consent of all Indemnified Parties, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the claimant or the plaintiff of all Indemnified Parties from all liability arising from events which allegedly give rise to such Claim.

            (d) Until such time as the amount of Damages incurred by the Indemnified Party exceeds $250,000, all fees and expenses of counsel selected by Indemnitor incurred in participating in the defense of such Claim shall be borne solely by Indemnitor. From and


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      after such time as the amount of Damages incurred by the Indemnified Party exceeds $250,000, subject to paragraph (e) of this Section 2.3, the reasonable fees and expenses of counsel to Indemnitor thereafter incurred, together with the reasonable fees and expenses of counsel to Indemnitor incurred by Indemnitor prior to such time as the Damages of the Indemnified Party exceed $250,000, shall be considered additional Damages for purposes of this Section 2.

            (e) If the Indemnified Party desires not to defend any Claim or to settle or compromise any Claim or consent to entry of any judgment with respect to such Claim, the Indemnified Party shall provide written notice (the "Proposed Settlement Notice") to the Indemnitor of such desire, which Proposed Settlement Notice shall state the amount of Damages which the Indemnified Party is prepared to incur as a result of such settlement, compromise or entry of judgment (the "Proposed Damage Limit"). Indemnitor shall have the right, by written notice to the Indemnified Party within ten (10) days after receipt of the Proposed Settlement Notice, to assume the defense of such Claim and to employ its own counsel in the defense of such Claim; provided that upon the final determination of Damages with respect to such Claim, any Damages (including counsel fees and expenses) in excess of the Proposed Damage Limit shall be borne solely by Indemnitor and shall not be considered Damages for purposes of making any determinations pursuant to Section 2.5 as to the amount for which Indemnitor may be responsible.

      2.4 Limitation on Indemnification. Notwithstanding anything to the contrary provided in the Merger Agreement, the obligations of Indemnitor under this Agreement to indemnify any Indemnified Party with respect to any Claim pursuant to Section 2.2 shall be of no force and forever barred unless the Indemnified Party has given the Indemnitor notice of such claim prior to such date which is eighteen (18) months after the consummation of the Merger, as the case may be. In any event, the parties shall fully cooperate with each other and their respective counsel in accordance with Section 2.3 in connection with any such litigation, defense, settlement or other attempted resolution.

      2.5 Limitation upon Indemnification Obligations. Indemnitor shall not be required to indemnify any Indemnified Party until such time as the Damages in the aggregate equal or exceed two hundred fifty thousand dollars ($250,000.00). Notwithstanding anything herein to the contrary, no indemnification shall be required by Indemnitor for any Damages in the aggregate in excess of $250,000 (i.e., Indemnitor's maximum liability for Damages under this Agreement shall not exceed $250,000).

      3. Dispute Resolution. Any party may commence a civil action in a court of appropriate jurisdiction to resolve disputes hereunder. Nothing contained in this Section shall prevent the parties from settling any dispute by mutual agreement at any time.

      4. Failure to Indemnify. If indemnification or advances for expenses are ordered to be paid by the Indemnitor pursuant to Section 3, Indemnified Parties shall also be entitled to be paid


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for expenses (including reasonable attorneys' fees) incurred in connection with the application for the court-ordered payments.

      5. Successors. This Agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto, including, with respect to the Indemnitor, any Indemnitor or other entity.

      6. Contract Rights Not Exclusive. The contract rights conferred by this Agreement shall be in addition to, but not exclusive of, any other right which Indemnified Parties may have or may hereafter acquire under any statute, agreement or otherwise.

      7. Notices; Indemnified Parties' Obligations. Notices to the Indemnitor shall be directed to TechForce Corporation, 5741 Rio Vista Drive, Clearwater, Florida 33760-3117, Attn.: John Koehler (or such other address as the Indemnitor shall designate in writing to Indemnified Parties). In addition, Indemnified Parties shall give the Indemnitor such information and cooperation as it may reasonably require and as shall be within Indemnified Parties' power.

      8. Severability. Should any provision of this Agreement, or any clause thereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

      9. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

      10. Choice of Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York.

                            [SIGNATURE PAGE FOLLOWS]


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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


INDEMNITOR:

/s/ John A. Koehler
------------------------------------
John A. Koehler

INDEMNIFIED PARTIES:


EQUANT N.V.


By:/s/ Richard H. Blaustein
   ---------------------------------
Name: Richard H. Blaustein
     -------------------------------
Title: Authorized Signatory
      ------------------------------


EQUANT HOLDINGS U.S., INC.


By:/s/ Richard H. Blaustein
   ---------------------------------
Name: Richard H. Blaustein
     -------------------------------
Title: Authorized Signatory
      ------------------------------


EQUANT ACQUISITION CORP.


By:/s/ Richard H. Blaustein
   ---------------------------------
Name: Richard H. Blaustein
     -------------------------------
Title: Vice President
      ------------------------------


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